Exhibit 99.1

Odyssey Group International Files Patent On Novel Breath-Propelled Nasal Delivery Device

Odyssey Group International, Inc. (OTC:ODYY) (the "Company" or "Odyssey"), a medical technology company focused on developing unique, life-saving medical products, today announced the filing of a provisional patent on its novel nasal drug delivery device. The device and drug combination will be used in Odyssey’s sponsored current clinical trial for treating concussion.

Odyssey’s breath powered nasal device is equipped with a novel dual wall drug dispensing system that creates a unique dual airflow for depositing concentrated drug deep into the nasal cavity and onto the olfactory region for direct diffusion into the brain for the treatment of nasal and/or central nervous system (“CNS”) injury, disease or disorder, especially brain injury, such as traumatic brain injury (“TBI”), namely, concussion.

The specialty design can be seen in Figure 1 below. The nasal end of the device is designed to enhance the propulsion of the powdered drug into the superior portion of the nasal cavity where the olfactory neurons are located therefore increasing the amount of drug transported directly to the brain. By increasing the depth of drug dispersion, more drug is realized in the superior portion of the nasal cavity where brain access is available. The act of blowing closes the soft palate in the back of the throat preventing the drug from being inhaled or passing into the digestive system and therefore reducing systemic side effects. Most importantly the closing of soft palate traps the drug in the nasal cavity allowing it to stick to the superior nasal membranes and then diffuse directly into the brain by way of the olfactory nerve.

“The ability to get PRV-002 into the brain rapidly after concussion while simultaneously having less concern for side effects will be instrumental to our success in clinical trials. This novel breath-propelled nasal device gives Odyssey that opportunity. Odyssey is interested in bringing other neurological drugs into our portfolio that can also benefit from this nasal device specialization,” commented Michael Redmond, CEO of Odyssey Group International.

Figure 1

About Odyssey Group International, Inc.

Odyssey Group International, Inc. (OTC:ODYY) is a technology company with a focus in the area of life saving medical solutions. Odyssey's corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that provide meaningful medical solutions. The Company is focused on building and acquiring assets in areas that have an identified technological advantage, provide superior clinical utility, have a substantial market opportunity.

We encourage our shareholders to visit: http://www.odysseygi.com or  Twitter: @OdysseyGroupIn1.

About PRV-002

PRV-002 is a fully synthetic non-naturally occurring neurosteroid being developed for the treatment of mTBI (concussion). In preclinical studies, PRV-002 has demonstrated equivalent, if not superior, neuroprotective effects compared to related neurosteroids. Animal models of concussion demonstrated that PRV-002 reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety, and motor/sensory performance. Additionally, PRV-002 is lipophilic and can easily cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation in the brain while restoring proper blood flow.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to continue to raise needed funds, successfully complete the phase 1clinical, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.